Exhibit T3A.39

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CBL/YORK TOWN CENTER, LLC”, FILED IN THIS OFFICE ON THE SIXTH DAY OF DECEMBER, A.D. 2004, AT 5:06 O’CLOCK P.M.

3844806 8100 040877315	Harriet Smith Windsor, Secretary of State AUTHENTICATION: DATE:	3524262 12-07-04

State of Delaware Secretary of State Division of Corporations Delivered 05:17 PM 12/06/2004 FILED 05.06 PM 12/06/2004 SRV 040877315 – 3844806 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

●	First: The name of limited liability company is	CBL/York Town Center, LLC

●	Second: The address of its registered office in the State of Delaware is	2711 Centerville Road Suite 400
in the City of	Wilmington, DE 19808	. The
name of its Registered agent at such address is
Corporation Service Company
●	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is ______________.”)
●	Fourth: (insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this      6th      day of      December     , 2004.

By:
Authorized Person(s)

Name:	Jeffery V. Curry, Organizer
Typed or Printed